Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), dated as of October 13, 2006, by and between Toys “R” Us, Inc., a Delaware corporation (the “Company”) and Richard L. Markee (“Markee”).

RECITALS

WHEREAS, pursuant to a Retention Agreement dated as of May 1, 1997 and amended as of May 6, 1999 (together, the “Retention Agreement”) between the Company and Markee, Markee is employed by the Company as Vice-Chairman of the Company (“Vice-Chairman”); and

WHEREAS, Markee desires to resign from his position as Vice-Chairman and all other officer and employee positions, if any, held by Markee in the Company and any of its subsidiaries effective as of November 1, 2006 (the “Termination Date”), and to provide consulting services to the Company as the Company may deem appropriate during the period from the Termination Date through the first anniversary of the Termination Date (the “Consulting Period”); and

WHEREAS, the parties desire to set forth their respective rights and obligations with respect to Markee’s consulting arrangement;

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Termination.

(a) Effective as of the Termination Date, Markee will resign from his position as Vice-Chairman and all other officer and employee positions, if any held by Markee in the Company and any of its subsidiaries. It is agreed by the parties that, on and as of the Termination Date, all rights and obligations of Markee and the Company with respect to such employment shall terminate, except for the continuing obligations of both parties under this Agreement, the Retention Agreement (to the extent it survives), Section 7 of the Special Bonus and Option Agreement dated July 22, 2005, the Letter Agreement entered into between the parties on the same date as this Agreement and the Release Agreement (as defined in Section 4 hereof).

(b) On the Termination Date, Markee will deliver to the Company a letter of resignation in the form of Exhibit A hereto.

2. Consulting Fees and Services. For being available to consult during the Consulting Period, the Company will pay Markee a consulting fee of $600,000.00 for consulting services provided to the Company during the Consulting Period as requested from time to time by the Company for up to fifty (50) hours per month. Said fee will be paid to Markee in a lump sum on or about May 1, 2007 but in no event earlier than six (6) months and one day following the Termination Date.

(a) Federal, state and local income tax and payroll tax of any kind shall not be withheld or paid by the Company on Markee’s behalf. Markee shall not be treated as an employee with respect to the consulting services performed hereunder for Federal, State or local tax purposes. The Company will report the amounts paid to Markee on Form 1099 to the extent required under the Internal Revenue Code.

(b) Markee agrees to pay and be solely responsible for any applicable Federal, State and local taxes required by law. To the extent that Markee is issued a Form 1099 by the Company for any portion of 2006 then, on or by April 15, 2007 Markee shall provide a letter to the Company stating that Markee did file a tax return for 2006 pursuant to which he paid all such applicable federal, state and local taxes with respect to all income shown on such Form 1099. Markee shall also, on or by April 15, 2008, submit to the Company a similar letter with respect to the 1099 he shall receive from the Company for 2007.

(c) Markee understands and agrees that during the period covered by this Agreement, he will not be considered an employee of the Company. The Company shall have no control over the hours that Markee works or the manner in which the services that he will be providing to the Company are performed. Markee further understands that he is not authorized to enter into any contracts or agreements on behalf of the Company or to otherwise create obligations of the Company to third parties unless authorized in writing to do so by the Company.

(d) Death or Disability. Should Markee die or become disabled during the Consulting Period, the Company shall make a lump sum cash payment to Markee (or, in the event of his death, to his estate) in an amount equal to the remaining payments, if any, owed through the end of the Consulting Period.

(e) Other Benefits. Markee acknowledges that he is not entitled to receive additional pay or benefits from the Company other than as set forth in this Section 2, except for any benefits afforded by applicable law, under the Letter Agreement or pursuant to the Release Agreement (as defined in Section 4 hereof).

3. The Company shall not be liable to Markee for any expenses paid or incurred by Markee in connection with his services hereunder unless otherwise agreed to in writing.

4. Release Agreement. The compensation pursuant to Section 2 is contingent upon Markee (i) executing a Separation and Release Agreement (the “Release Agreement”), in the form attached hereto as Exhibit B, upon or after his Termination Date and (ii) not revoking or challenging the enforceability of the Release Agreement.

5. Markee agrees to comply with and act in accordance with: (i) any and all applicable laws and other legal obligations including, without limitation, local, state and federal directives, rules, assessments, regulations, filing requirements, ordinances, statutes, codes, judgments and civil or common law; and (ii) conventions and treaties to which the United States or any legal subdivision thereof is a party. Without limiting the generality of the foregoing, Markee hereby further agrees to comply with the Toys “R” Us Code of Conduct for Contractors and Service Providers, a copy of which Markee hereby acknowledges receiving.

6. Markee agrees that any plans, ideas, copyrights, tradenames, trademarks/service marks or other material developed by Markee for the Company pursuant to this Agreement, shall be the property of the Company. Markee further agrees that all copyrightable works created by Markee for the Company hereunder shall be a “work made for hire” (as that term is understood in United States copyright law) created by Markee on behalf of the Company, and Markee confirms that the Company shall be deemed the creator of such materials. To the extent such materials or any portion thereof, may not be considered a “work made for hire” created by Markee on behalf of the Company, Markee hereby assigns all rights, title, interest and ownership in all copyrightable materials created hereunder, and any portion thereof, throughout the world, to the Company, including, without limitation, all moral rights and Markee agrees that the Company, shall be the sole and absolute owner of all copyrightable materials created by it hereunder. At the Company’s sole expense, Markee shall execute, acknowledge and deliver such instruments or papers as may be necessary to evidence or effectuate ownership in the Company, as set forth in this Paragraph.

7. Confidentiality. Markee acknowledges that he has had and will continue to have access to Confidential Information (as hereinafter defined) of the Company. Except as directed by the Company in the course of performing services during the Consulting Period as contemplated hereunder, Markee agrees not to disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person (including Markee), firm, association or other entity (other than the Company or its affiliates) any Confidential Information. “Confidential Information” includes, but is not limited to, customer and vendor lists, database, computer programs, frameworks, models, marketing programs, sales, financial, marketing, training and technical information, business methods, business policies, procedures, techniques, research or development projects or results, trade secrets (which Markee agrees include the Company’s customer and prospective customer lists), pricing policies, business plans, computer software, intellectual property, information concerning how the Company creates, develops, acquires or maintains its products and marketing plans, targets its potential customers, and operates its retail and other businesses, and any other information not otherwise available to the general public. Anything herein or elsewhere to the contrary, the provisions of this Section 7 shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent or actual jurisdiction to order Markee to disclose or make accessible any information, (ii) with respect to any other litigation, arbitration or mediation involving the Letter Agreement, the Release Agreement or the Retention Agreement, including, but not limited to the enforcement of such agreements or (iii) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to Markee’s violation of this Section 7. If any person (including any government employee) requests the disclosure or release of Confidential Information, Markee shall (i) promptly notify the Company of such request so that the Company may pursue any available remedies to prevent the disclosure or release of such Confidential Information and (ii) furnish the Company a copy of all written materials pertaining to such request for Confidential Information as the Company shall deem appropriate.

8. No Inducements. Markee warrants that he is entering into this Agreement voluntarily, and that, except as set forth herein, in the Letter Agreement or the Release Agreement, no promises or inducements for this Agreement have been made, and he is entering into this Agreement without reliance upon any statement or representation by any of the Company and its affiliates, and its and their present and former stockholders, directors, officers, employees, agents, attorneys, successors and assigns or any other person, concerning any fact material hereto.

9. Entire Agreement. This Agreement, the Letter Agreement, the Retention Agreement (to the extent it survives) and the Release Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede any and all prior agreements or understandings between the parties arising out of or relating to Markee’s employment and the cessation thereof.

This Agreement may only be changed or terminated by written agreement executed by the parties. For the avoidance of doubt, the Company may not terminate Markee’s services as a consultant during the Consulting Period without Markee’s express written consent and the consulting fee, once paid by the Company to Markee, is not subject to repayment by Markee for any reason.

10. Arbitration. Markee agrees to arbitrate any dispute regarding this Agreement in accordance with Section 13(i) of the Retention Agreement.

11. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the conflicts of law principles thereof.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TOYS “R” US, INC.

By:	/s/ David J. Schwartz
Name:	David J. Schwartz
Title:	Senior Vice President-General Counsel

/s/ Richard L. Markee
Richard L. Markee

4